Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-276214) pertaining to the 2023 Equity Incentive Plan of MoneyHero Limited of our report dated April 30, 2026, with respect to the consolidated financial statements of MoneyHero Limited, included in this Annual Report (Form 20-F) for the year ended December 31, 2025.

/s/ Ernst & Young
Hong Kong, The People’s Republic of China
April 30, 2026